CERTIFICATE OF DESIGNATIONS, PREFERENCES

               AND RIGHTS OF 5% CUMULATIVE CONVERTIBLE, SERIES B

                                PREFERRED STOCK

                                      OF

                                 VIRAGEN, INC.

            Viragen, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held on June 6, 1996, adopted resolutions providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Fifteen Thousand (15,000) shares of 5% Cumulative Convertible Preferred Stock, Series B of the Company, as follows:

            RESOLVED, that the Company is authorized to issue 15,000 shares of 5% Cumulative Convertible Preferred Stock, Series B, $1.00 par value (the "Preferred Shares"), which shall have the following powers, designations, preferences and other special rights:

                  (1) Dividends. The holders of the Preferred Shares shall be entitled to a cash dividend of five percent (5%) per annum of the Stated Value (as defined below), on a cumulative basis. Dividends shall accrue from the date of issuance of the Preferred Shares and shall be payable quarterly commencing September 7, 1996, through and including the date on which the Preferred Shares are converted. Dividends may be paid at the Company's option in cash or Common Stock valued based on the Average Market Price (as defined below) of the Common Stock for the period of five (5) consecutive trading days ending on the trading day before the dividend payment date or the date of conversion, as the case may be; provided, however, that in no event shall accrued dividends be paid in shares of Common Stock if, after giving effect to such distribution, the number of shares of Common Stock beneficially owned by such holder and all other holders whose holdings would be aggregated with such holder for purposes of calculating beneficial ownership in accordance with





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            Sections  13(d) and 16 of the  Securities  Exchange Act of 1934,  as
            amended, and the regulations thereunder ("Section 13(d) and 16"), including, without limitation, any person serving as an adviser to any holder (collectively, the "Related Persons"), would exceed four and nine-tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16) (Common Stock issuable upon conversion of the Preferred Shares shall not be deemed beneficially owned by such holder or the Related Persons for this purpose) and cash shall be paid in lieu of any shares which cannot be issued pursuant to this proviso; and provided further, however, that in no event shall accrued dividends be paid in shares of Common Stock if, on the dividend payment date, such shares of Common Stock would not be freely tradeable because the registration statement (the "Registration Statement") covering the shares of Common Stock issuable hereunder and required to be filed by the Company pursuant to the Registration Rights Agreement between the Company and the initial holders of the Preferred Shares (the "Registration Rights Agreement") has not been declared effective by the U.S. Securities and Exchange Commission ("SEC"; the date on which the Registration Statement is declared effective by the SEC is hereinafter referred to as the "Effective Date"), or if, after the Effective Date, sales cannot be made pursuant to the Registration Statement by reason of stop order, the Company's failure to update
            the  Registration   Statement  in  accordance  with  the  rules  and
            regulations of the SEC or otherwise, or if the Common Stock is not then listed or included for quotation on the National Market of the National Association of Securities Dealers Automated Quotation System (the "NASDAQ-NM"), the New York Stock Exchange (the "NYSE"), the American Stock Exchange (the "AMEX"), the NASDAQ Small Cap Market (the "NASDAQ SmallCap") or the NASDAQ Bulletin Board ("NASDAQ Bulletin Board"). The Company shall not issue any fraction of a share of Common Stock in payment of a dividend, but shall pay cash therefor. The Company shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to pay dividends hereunder. Every reference herein to the Common Stock of the Company (unless a different intention is expressed) shall be to the shares of the Common Stock of the Company, $.01 par value, as such stock exists immediately after the issuance of the Preferred Shares provided for hereunder, or to stock into which such Common Stock may be changed from time to time thereafter.









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                  "Average Market Price" of any security for any period shall be computed as the arithmetic average of the closing bid prices for such security for each trading day in such period on the NASDAQ-NM, or, if the NASDAQ-NM is not the principal trading market for such security, on the principal trading market for such security, or, if market value cannot be calculated for such period on any of the foregoing bases, the Average Market Price shall be the average fair market value during such period as reasonably determined in good faith by the Board of Directors of the Company (all as appropriately adjusted for any stock dividend, stock split or other similar transaction during such period or between the end of such period and the date of conversion of dividend payment, as applicable.)

                  (2) CONVERSION OF PREFERRED SHARES. The holders of the Preferred Shares shall have the right, at their option, to convert the Preferred Shares into shares of Common Stock on the following terms and conditions:

                        (a) CONVERSION RIGHT. Each Preferred Share shall be convertible at any time after the seventy-fifth (75th) day following the date of issuance (or, if such Preferred Share is called for conversion pursuant to Section 3 hereof, at any time up to and including, but not after, the close of business on the fifth (5th) full trading day prior to the date fixed for the conversion) into fully paid and nonassessable shares (calculated to the nearest whole share) of Common Stock, at the conversion price in effect at the time of conversion determined as hereinafter provided (the "Conversion Price"); PROVIDED, HOWEVER, that in no event shall any holder be entitled to convert Preferred Shares if, after giving effect to such conversion, the number of shares of Common Stock beneficially owned by such holder and all Related Persons, would exceed four and nine-tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16). Common Stock issuable upon conversion of the Preferred Shares shall not be deemed to be beneficially owned by such holder or the Related Persons for this purpose. Each Preferred Share shall have a value of One Thousand Dollars ($1,000) (the "Stated Value") for the purpose of such conversion and the number of shares of Common Stock issuable upon conversion of each of the Preferred Shares shall be determined by dividing the Stated Value thereof by the Conversion Price then in effect.

                        (b) CONVERSION  PRICE. The Conversion Price shall be the
            lesser of (i) an amount equal to of the Average Market Price for the Common Stock for the five (5) consecutive trading days ending one trading day prior to the date of the Conversion Notice (as defined below) multiplied by (A) eighty five percent (85%), subject to adjustment as provided herein,


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            if on the date of the  Conversion  Notice shares of Common Stock are traded on NASDAQ-NM or NASDAQ SmallCap or (B) eighty percent (80%), subject to adjustment as provided herein, if on the date of the Conversion Notice shares of Common Stock are traded on the NASDAQ Bulletin Board (the percentage then in effect is referred to hereinafter as the "Conversion Percentage"), or (ii) $8.74 (the "Fixed Conversion Price"), subject to adjustment as provided herein.

                        (c) ADJUSTMENT TO CONVERSION PERCENTAGE AND FIXED CONVERSION PRICE. If the Effective Date has not occurred within ninety (90) days after the date of issuance of the Preferred Shares (which period shall be extended to the extent that any delay in the occurrence of the Effective Date is attributable to the action or inaction of the holders or their counsel), or if, after the Effective Date, sales cannot be made pursuant to the Registration Statement by reason of stop order, the Company's failure to update the Registration Statement in accordance with the rules and regulations of the SEC or otherwise, or if the Common Stock is not listed or included for quotation on the NASDAQ-NM, NYSE, AMEX, NASDAQ SmallCap or NASDAQ Bulletin Board, then, as partial relief for the damages to the holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies available at law or in equity):

                              (i) The Conversion  Percentage shall be reduced by
            a number of percentage points equal to two (2) multiplied by the sum of: (i) the number of months (prorated for partial months) after the end of such 90 day period and prior to the Effective Date; (ii) the number of months (prorated for partial months) that sales cannot be made pursuant to the Registration Statement (by reason of stop order, the Company's failure to update the Registration or otherwise) or Rule 144 promulgated under the Securities Act of 1933, as amended (or successor rule or regulation, "Rule 144")after the Effective Date; and (iii) the number of months (prorated for partial months) that the Common Stock is not listed or included for quotation on the NASDAQ-NM, NYSE, AMEX, NASDAQ SmallCap or NASDAQ Bulletin Board after the Effective Date. (For example, if the Effective Date occurs one and one-half (1 1/2) months after the end of such 90 day period, the Conversion Percentage would be 82% (under the circumstances set forth in Section 2(b)(i)(A)) or 77% (under the circumstances set forth in Section 2(b)(i)(B)) until any subsequent adjustment; if thereafter sales could not be made pursuant to the Registration Statement for a period of two (2) additional months, the Conversion Percentage would then be 78% (under the circumstances set forth in Section 2(b)(i)(A)) or 73% (under the circumstances set forth in Section 2(b)(i)(B))). If the holder converts Preferred Shares into Common


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



            Stock and an adjustment to the Conversion Percentage is required subsequent to such conversion, but prior to the sale of such Common Stock by such holder, the Company shall pay to such holder, within five (5) days after receipt of a notice of the sale of such Common Stock from such holder, an amount equal to the Average Market Price of the Common Stock obtained upon conversion of such Preferred Shares for the five (5) trading days ending one (1) trading day prior to the date of conversion multiplied by two-hundredths (.02) times the number of months (prorated for partial months) for which an adjustment was required. Such amount may be paid at the Company's option in cash or Common Stock whose value is based on the Average Market Price of the Common Stock for the period of five (5) consecutive trading days ending on the date of the sale of such Common Stock; PROVIDED, HOWEVER, that any amounts due as to that period during which the shares are not traded or included for quotation on the NASDAQ-NM, NYSE, AMEX, NASDAQ SmallCap, or NASDAQ Bulletin Board shall be paid in cash only; PROVIDED, FURTHER, HOWEVER, that in no event shall shares be issued hereunder if, after giving effect to such issuance, the number of shares of Common Stock beneficially owned by such holder and all Related Persons would exceed four and nine tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and
            16); cash shall be paid in lieu of any shares which cannot be issued pursuant to this second proviso. Common Stock issuable upon conversion of Preferred Shares held by such holder or the Related Persons shall not be deemed to be beneficially owned by such holder or the Related Persons for this purpose. (For example, if the Conversion Percentage was 82% at the time of conversion of $1,000,000 in Stated Value of Preferred Shares (such that such Preferred Shares were converted into Common Stock having an Average Market Price for the applicable period in aggregate of $1,219,512.10) and subsequent to conversion there was a further two
            (2) month delay in the Registration Statement's being declared effective, and such Common Stock was sold at the end of such two (2) month period, the Company would pay to the holder $48,780.48 in cash or Common Stock) and

                              (ii) The Fixed  Conversion  Price shall be reduced
            by a number of percentage points equal to two (2) multiplied by the sum of: (i) the number of months (prorated for partial months) after the end of such 90 day period and prior to the Effective Date; (ii) the number of months (prorated for partial months) that sales cannot be made pursuant to the Registration Statement (by reason of stop order, the Company's failure to update the Registration or otherwise) or Rule 144 after the Effective Date; and (iii) the number of months (prorated for partial months) that the Common Stock is not listed or included for quotation on the NASDAQ-NM, NYSE, AMEX, NASDAQ SmallCap or NASDAQ Bulletin Board after the Effective Date. (For example, if the Effective Date occurs one


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



            and one-half (1 1/2) months after the end of such 90 day period, the Fixed Conversion Price would be $8.48 until any subsequent adjustment; if thereafter sales could not be made pursuant to the Registration Statement for a period of two (2) additional months, the Fixed Conversion Price would then be $8.14.) If the holder converts Preferred Shares into Common Stock and an adjustment to the Fixed Conversion Price is required subsequent to such conversion, but prior to the sale of such Common Stock by such holder, the Company shall pay to such holder, within five (5) days after receipt of a notice of the sale of such Common Stock from such holder, an amount equal to the Fixed Conversion Price then in effect multiplied by two-hundredths (.02) times the number of months (prorated for partial months) for which an adjustment was required. Such amount may be paid at the Company's option in cash or Common Stock whose value is based on the Average Market Price of the Common Stock for the period of five (5) consecutive trading days ending on the date of the sale of such Common Stock; PROVIDED, HOWEVER, that any amounts due as to that period during which the shares are not traded or included for quotation on the NASDAQ-NM, NYSE, AMEX, NASDAQ SmallCap or NASDAQ Bulletin Board shall be paid in cash only; PROVIDED, FURTHER, HOWEVER, that in no event shall shares be issued hereunder if, after giving effect to such issuance, the number of shares of Common Stock beneficially owned by such holder and all Related Persons would exceed four and nine tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16); cash shall be paid in lieu of any shares which cannot be issued pursuant to this second proviso. Common Stock issuable upon conversion of Preferred Shares held by such holder or the Related Persons shall not be deemed to be beneficially owned by such holder or the Related Persons for this purpose.

                        (d) ADJUSTMENT TO CONVERSION  PRICE. In case the Company
            shall (i) declare a dividend or make a distribution on the outstanding shares of its Common Stock in shares of its Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, or (iii) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision or combination shall be proportionately adjusted so that the holder of any Preferred Shares surrendered for conversion after such time shall be entitled to receive the aggregate number of shares of Common Stock which the holder would have owned or been entitled to receive had such Preferred Shares been converted immediately prior to such record date or effective date and the resulting Common Stock had been subject to such dividend, distribution, subdivision or combination. Such adjustment shall be made successively whenever any event specified above shall occur.


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                        (e) CONVERSION  NOTICE. On presentation and surrender to
            the Company (or at any office or agency maintained for the transfer of the Preferred Shares) of the certificates of Preferred Shares so to be converted, duly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank (a "Conversion Notice"), the holder of such Preferred Shares shall be entitled, subject to the limitations herein contained, to receive in exchange therefor a certificate or certificates for fully paid and nonassessable shares, which certificates shall be delivered by the fourth trading day after the date of delivery of the Conversion Notice, and cash for fractional shares, of Common Stock on the foregoing basis. The Preferred Shares shall be deemed to have been converted, and the person converting the same to have become the holder of record of Common Stock, for all purposes as of the date of delivery of the Conversion Notice.

                        (f) MAJOR TRANSACTIONS. If the Company shall consolidate
            with or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a "Major Transaction"), then each Preferred Share shall thereafter be convertible into the number of shares of stock or securities (the "Resulting Securities") or property of the Company, or of the entity resulting from such consolidation or merger, to which a holder of the number of shares of Common Stock delivered upon conversion of such Preferred Share would have been entitled upon such Major Transaction had the holder of such Preferred Share exercised its right of conversion and had such Common Stock been issued and outstanding and had such holder been the holder of record of such Common Stock at the time of such Major Transaction, and the Company shall make lawful provision therefor as a part of such consolidation, merger or reclassification; PROVIDED, HOWEVER, that the Company shall give the holders of the Preferred Shares written notice of any Major Transaction promptly upon the execution of any agreement whether or not binding in connection therewith (including without limitation a letter of intent or agreement in principle) and in no event shall a Major Transaction be consummated prior to forty-five (45) days after such notice.

                        (g) RESERVATION OF SHARES. The Company shall, so long as
            any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding.



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                        (h) FRACTIONAL  SHARES.  The Company shall not issue any
            fraction of a share of Common Stock upon any conversion, but shall pay in cash therefor at the Conversion Price then in effect multiplied by such fraction.

                        (i) TAXES. The Company shall pay any and all taxes which
            may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Preferred Shares as herein provided. The Company shall not be required in any event to pay any transfer or other taxes by reason of the issuance of such Common Stock in names other than those in which the Preferred Shares surrendered for conversion are registered on the Company's records, and no such conversion or issuance of Common Stock shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company and its transfer agent, if any, that such tax has been paid.

                  (3) CONVERSION AT THE COMPANY'S OPTION. The Company may, at any time subsequent to one hundred eighty (180) days after the Effective Date, require the holders of the then outstanding Preferred Shares to convert all, but not less than all, of such Preferred Shares into Common Stock by delivering written notice to such holder (the "Mandatory Conversion Notice") in accordance with the terms hereof; PROVIDED, HOWEVER, that in no event shall the Company be entitled to require any holder to convert its Preferred Shares if, and no such conversion shall be effective to the extent that, after giving effect to such conversion, the number of shares of Common Stock issued in such conversion and otherwise beneficially owned by such holder and all Related Persons, would exceed four and nine-tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16) and that as to those Preferred Shares which the Company is prohibited from converting by operation of this proviso, the Company's obligation to pay dividends thereon shall terminate as of the date of the Mandatory Conversion Notice. The Conversion Price for the purposes of this Section 3 shall be the lesser of (i) the product obtained by multiplying the Average Market Price for the Common Stock for the five (5) consecutive trading days ending one day prior to the conversion date specified in the Mandatory Conversion Notice by the Conversion Percentage then in effect, or (ii) the Fixed Conversion Price then in effect. Any Mandatory Conversion Notice shall be given by facsimile and U.S. mail to the holders of the then outstanding Preferred Shares at least fifteen (15) trading days prior to the date fixed as the date for the conversion thereof and shall state that the then outstanding Preferred Shares shall be converted at the Conversion Price in effect on the date fixed for the conversion, upon the surrender, at the time


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



            and place designated in such notice, of the certificates therefor. Within four (4) business days after the date fixed for conversion, the Company shall deliver to the holders (i) that number of shares of Common Stock for the Preferred Shares converted as shall be determined in accordance herewith, and (ii) payment of the accrued and unpaid dividends thereon (which payment of dividends may be made in accordance with Section 1 hereof if the requirements thereof are satisfied). Notwithstanding the foregoing, if, at the time fixed for such conversion, the Common Stock to be issued pursuant thereto is not listed or included for quotation on the NASDAQ-NM, NYSE, AMEX, NASDAQ SmallCap or NASDAQ Bulletin Board, then the Mandatory Conversion Notice shall be null and void.

                  (4) VOTING RIGHTS. Holders of Preferred Shares shall have no voting rights, except as required by law and by Section 7 hereof.

                  (5) LIQUIDATION,  DISSOLUTION, WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Preferred Funds"), before any amount shall be paid to the holders of the Common Stock, an amount equal to the Stated Value per Preferred Share plus any accrued and unpaid dividends, provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Preferred Funds (the "Pari Passu Shares"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a percentage of the full amount of Preferred Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation nor merger of the Company with or into any other corporation or corporations, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein.



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



                  (6) PREFERRED RANK. All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution or winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. The Company may only authorize and issue additional or other preferred stock which is of junior rank with the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution or winding up of the Company. Notwithstanding the foregoing, the Company may issue to the original holders of the Preferred Shares or affiliates thereof preferred stock which is of equal rank with the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution or winding up of the Company. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein.

                  (7) VOTE TO CHANGE THE TERMS OF PREFERRED SHARES. The approval of the Board of Directors and the affirmative vote at a meeting duly called by the Board of Directors for such purpose or the written consent without a meeting of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares shall be required to amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares.


























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


      IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Gerald Smith, its President this 7th day of June, 1996.

                                  VIRAGEN, INC.



                                  By:
                                     ----------------------------
                                            President










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